Exhibit 10.2

PLAN SUPPORT AGREEMENT

This Agreement (as the same may be amended, modified or supplemented from time to time in accordance with the terms hereof, the “Agreement”), dated as of May     , 2006, is entered into by and among Owens Corning (the “Company” or the “Debtor”), subject, however, to the approval of the Bankruptcy Court (as defined below), the Asbestos Claimants Committee (the “ACC”) and the Future Claimants’ Representative (collectively with the Debtor and the ACC, the “Plan Proponents”), and each of the undersigned holders (each, a “Holder”, and collectively, the “Holders”) of Pre-Petition Bonds issued by the Company (the “Bonds”).

RECITALS

WHEREAS the Company filed for protection under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) on October 5, 2000.

WHEREAS the Debtor, the ACC, the Official Committee of Unsecured Creditors, the Legal Representative for Future Claimants, the Bank Steering Committee, the Ad Hoc Equity Holders Committee, Official Representatives of Bondholder and Trade Creditors and the Holders have engaged in good faith negotiations with the objective of reaching a mutually acceptable agreement for the settlement of all claims in the Debtor’s bankruptcy cases.

WHEREAS the Holders have agreed to accept the treatment for their claims on the terms set forth in the term sheet attached hereto as Exhibit A (the “Settlement Term Sheet”) and incorporated into this Agreement as more fully set forth herein (the “Plan Proposal”).

WHEREAS to expedite and ensure the implementation of the Plan Proposal, (i) the Plan Proponents are prepared to file a Sixth Amended Plan of Reorganization (the “Amended Plan”) and a related amended disclosure statement (the “Amended Disclosure Statement”), and, in accordance with Sections 1125 and 1126 of the Bankruptcy Code, to solicit the requisite acceptances of the Amended Plan, as expeditiously as possible and perform their other obligations hereunder and (ii) the Holders are prepared to commit, on the terms and subject to the conditions of this Agreement, the Amended Plan and Disclosure Statement, and applicable law, to vote in favor of the Amended Plan when solicited to do so pursuant to Sections 1125 and 1126 of the Bankruptcy Code and to perform their obligations hereunder.

NOW THEREFORE, in consideration of the foregoing recitals, terms and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and subject to any appropriate approvals of the Bankruptcy Court of this Agreement, the Amended Plan and the Amended Disclosure Statement, the Plan Proponents and each Holder (each a “party” or “Party” and collectively, the “parties” or “Parties”), intending to be legally bound, agree as follows:

1. Each capitalized term used but not defined in this Agreement shall have the meaning given to it in the Fifth Amended Joint Plan of Reorganization for the Debtor and its Affiliated Debtors and Debtors-In-Possession, as the case may be.

2. Means for Effecting the Plan Proposal. The Plan Proponents and the Holders agree that the Plan Proposal shall be consistent in all material respects with the terms of the Settlement Term Sheet annexed hereto as Exhibit A and shall be accomplished by the approval of the Amended Plan, pursuant to Sections 1125 and 1126 of the Bankruptcy Code, and the subsequent confirmation of the Amended Plan by the Bankruptcy Court and the occurrence of the Effective Date under the Amended Plan (the “Plan Effective Date”).

3. Preparation of Plan Proposal Documents. Promptly upon execution of this Agreement by the Holders holding in the aggregate at least 50% of the outstanding principal amount of the Bonds (the “Requisite Holders”), the Plan Proponents shall instruct their counsel to prepare for the review and approval of the Parties hereto all documents needed to effectuate the Plan Proposal as contemplated in this Agreement, including, but not limited to, the Amended Plan and the Amended Disclosure Statement (collectively, the “Plan Documents”). The Plan Proponents and counsel to the Holders shall coordinate with one another in the preparation of the Plan Documents.

4. Support of the Plan Proposal. Each of the Holders agrees that, subject to the conditions that, and only for so long as, (i) each of the Amended Plan, the Amended Disclosure Statement, and all of the documents relating to the Rights Offering, shall be reasonably satisfactory to the Requisite Holders, (ii) the material terms of the Plan Documents are consistent with the terms set forth on the Settlement Term Sheet annexed hereto as Exhibit A, (iii) the Amended Disclosure Statement adequately describing the terms of the Settlement Term Sheet as embodied in the Amended Plan shall be approved by the Bankruptcy Court and (iv) no Holders Termination Event (as defined below) shall have occurred and not have been waived in accordance herewith, it (1) shall, when solicited pursuant to Sections 1125 and 1126 of the Bankruptcy Code, vote to accept the Amended Plan (in accordance with the Settlement Term Sheet), (2) hereby agrees to recommend and support confirmation of the Amended Plan and to approve any other action or document necessary to implement the Plan Proposal (including, without limitation, filing supporting pleadings in connection therewith, supporting reasonable extensions of exclusivity, and filing any motions, notices, or other appropriate pleadings in connection with the withdrawal, tolling, or dismissal of the litigation matters set forth in the Settlement Term Sheet) and (3) agrees to permit disclosure in the Amended Disclosure Statement and any filings by the Debtor with the Securities and Exchange Commission of the execution and contents of this Agreement; provided, however, that the Debtor shall not disclose the amount of the claim held by any individual Holder that is a signatory to the Agreement, except as set forth in Paragraph 23. Each of the Holders shall not: (a) object to the Amended Disclosure Statement or Amended Plan or consummation of the Plan Proposal, or otherwise commence any proceeding to oppose the Amended Plan or any of the Plan Documents so long as the Plan Documents contain material terms and conditions consistent with those contained in this Agreement and the Settlement Term Sheet; (b) vote for, consent to, support or participate in the formulation of any other restructuring or settlement of the Debtor’s claims, or a plan of reorganization or liquidation under applicable bankruptcy or insolvency laws, whether domestic or foreign, in respect of the Debtor; (c) directly or indirectly seek, solicit, support or encourage any other restructuring, plan, proposal or offer of dissolution, winding up, liquidation, reorganization, merger or restructuring of the Debtor (other than one agreed to in writing by the Plan Proponents and the Holders) that is inconsistent with this Agreement; or (d) take any other action, including but not limited to initiating any legal proceedings, that is materially inconsistent with, or that would materially delay or impede approval, confirmation or consummation of, the Amended Disclosure Statement, the Plan Proposal or the Amended Plan; provided, however, that nothing contained herein shall limit the ability of any Holder to consult with the Plan Proponents concerning any matter arising in connection with the Plan Proposal so long as such consultation is not inconsistent with such Holder’s obligations hereunder and the terms of the Plan Proposal.

5. Lock-Up. As of the Effective Date (as defined below) and until the termination of this Agreement in accordance with the terms hereof (the “Lock-Up Period”), the undersigned agrees that it shall not:

(a) except as provided in Paragraph 6 below, sell, loan, assign, transfer, hypothecate or otherwise dispose of (including by participation) to any third party any or all of its Holdings (as defined below) or the tender, voting or consent rights thereto;

(b) sell, loan, assign, transfer, hypothecate or otherwise dispose of (including by participation) any or all of its Holdings to the Company or any Affiliate of the Company (including acceptance of an offer to redeem any of its Holdings by the Company or an Affiliate thereof); for purposes of this Agreement, an “Affiliate” of the Company shall mean any entity that controls, is controlled by or is under common control with, the Company; or

(c) except as permitted in Paragraph 6 below, enter into any contract or agreement to do any of the actions described in subsections (a) or (b) above.

No purported transfer, or tender, vote or consent, of any Holdings shall be valid unless made in accordance with this Agreement.

6. Transfers. Notwithstanding anything to the contrary herein, each of the Holders shall not, directly or indirectly, sell, loan, assign, transfer, hypothecate or otherwise dispose of (including by participation) (i) any Bonds beneficially owned by it or as to which it has investment authority or discretion (excluding Bonds beneficially owned by non-affiliate private banking clients of JP Morgan Securities Inc.), in each case, as of the date hereof, (ii) any claim (as that term is defined in Section 101(5) of the Bankruptcy Code) or rights arising from, based on or related to the Bonds (including any subscription rights), or (iii) any option, interest in, or right to acquire any Bonds or claims referred to in clauses (i) and (ii) above (the Bonds, claims, options, interests, and rights referred to in the foregoing clauses (i), (ii) and (iii) shall be collectively referred to as “Holdings”), unless the transferee thereof agrees in writing for the benefit of the other parties hereto to be bound (a) by all of the terms of this Agreement (including the Settlement Term Sheet) and executes a counterpart signature page of this Agreement and (b) if the material terms of the Plan Proposal have not been broadly and publicly disclosed, by a confidentiality agreement that is either in substantially similar form to that executed with the Debtor by the transferor or otherwise in form and substance reasonably satisfactory to the Debtor. The transferor shall provide each of the Plan Proponents and Stroock (as defined below) with written notice of the transfer, along with copies of the executed counterpart signature page of this Agreement and, if applicable, the executed confidentiality agreement, pursuant to which each party shall be deemed to have acknowledged that its obligations to the Holders hereunder shall be deemed to constitute obligations in favor of such transferee. Any transfer made in violation of this Paragraph 6 shall be null and void.

7. Affiliated Transferee Exception. During the Lock-Up Period, a Holder may offer, sell or otherwise transfer any or all of its Holdings to an Affiliated Transferee (as defined below), who shall be bound by this Agreement. For purposes of this Agreement, an “Affiliated Transferee” shall mean any entity that, as of the Effective Date, was, and as of the date of transfer, continues to be an entity that controls, is controlled by or is under common control with the Holder which is a party to this Agreement.

8. Effectiveness. Each of the undersigned understands and acknowledges that, for purposes for of calculating the 50% threshhold in this Paragraph 8, the current outstanding principal amount of the Bonds is assumed to be $1,389,000,000. This Agreement shall only become effective and binding upon the undersigned as of the date (the “Effective Date”) when Stroock & Stroock & Lavan LLP (“Stroock”) notifies the Debtor and the undersigned in writing that it has received executed Agreements from institutions which hold in the aggregate more than a majority (50%) of such outstanding principal amount of the Bonds; provided, however, that the Debtor’s execution and implementation of this Agreement shall be subject to the approval of the Bankruptcy Court. If Holders holding in the aggregate more than a majority (50%) of the outstanding principal amount of the Bonds have failed to execute this Agreement by the close of business on May 10, 2006, this Agreement shall become null and void and of no further force and effect. This Agreement is not and shall not be deemed to be a solicitation of votes for the acceptance of the Amended Plan (or any other plan of reorganization) for the purposes of Sections 1125 and 1126 of the Bankruptcy Code or otherwise.

9. Termination of the Holders’ Obligations. Each of the Holders may terminate its obligations hereunder and rescind its acceptance of the Plan Proposal by giving written notice thereof to the other Holders, if any, and the Company of the following (each, a “Holders Termination Event”): (a) the Plan Documents provide or are modified to provide for any terms that are materially adverse to or materially inconsistent with any of the terms or conditions of this Agreement or the Settlement Term Sheet, (b) the Company breaches this Agreement or fails to satisfy any of the terms or conditions of the Settlement Term Sheet in any material respect, which breach shall not have been cured within 10 business days of receiving notice thereof, or (c) the Plan Effective Date does not occur by October 30, 2006, or such later date as the Plan Proponents shall unanimously agree.

10. Termination of the Plan Proponents’ Obligations. The Plan Proponents shall have the right to terminate this Agreement, by the giving of a joint written notice thereof to each of the Holders: (i) in the event of a material breach of this Agreement, (ii) upon the failure by any Holder to satisfy any material term or condition of the Settlement Term Sheet which breach shall not have been cured within 10 business days of receiving notice thereof or (iii) if the Plan Effective Date does not occur by October 30, 2006 or such later date as the Plan Proponents shall unanimously agree (a “Company Termination Event”).

11. Effects of Termination. Subject to Paragraph 22 hereof, upon the occurrence of a Holders Termination Event or Company Termination Event, unless such Holders Termination Event or Company Termination Event has been waived in accordance with the terms hereof, in each case resulting in the termination of the Holders’ obligations or the Plan Proponents’ obligations (as the case may be) under the terms of Paragraph 9 or Paragraph 10 above, this Agreement shall terminate and no party hereto shall have any continuing liability or obligation to pay any other party under Paragraph 20 hereof or otherwise and each party shall have all of the rights and remedies available to it under applicable law and/or any Indenture, and any ancillary documents or agreements thereto, including under this Agreement; provided, however, that no such termination shall relieve any party from liability for its breach or non-performance of its obligations hereunder prior to the date of such termination.

12. Representations and Warranties. Each Holder represents and warrants to the Plan Proponents and each other that it owns the Bonds that represent a beneficial interest in the total principal amount (of record and/or beneficially) set forth next to its name on the signature pages hereof, or as to which such Holder or its Affiliates (as that term is defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended, and over whom the Holder exercises sufficient control to insure enforcement of the provisions of this Agreement) has investment authority or discretion, and such Bonds constitute all of such Bonds so owned or controlled by such Holder and its Affiliates. Each party hereunder represents and warrants that the following statements are true, correct and complete as of the date hereof.

a)	Power, Authority and Authorization. Execution, delivery and performance of this Agreement by such party has been duly authorized by all necessary corporate action on the part of such party, and the person executing this Agreement on behalf of such party is duly authorized to do so;

b)	No Conflicts. The execution, delivery and performance of this Agreement by such party does not and shall not (i) violate any provision of law, rule or regulation applicable to it or any of its subsidiaries or its organizational documents or those of any of its subsidiaries or (ii) except to the extent previously disclosed in writing to the Holders, conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any material contractual obligations to which it or any of its subsidiaries is a party or under its organizational documents;

c)	Governmental Consents. The execution, delivery and performance by it of this Agreement do not and shall not require any registration or filing with, consent or approval of, or notice to, or other action to, with or by, any federal, state or other governmental authority or regulatory body, except such filing as may be necessary and/or required for disclosure by the Securities and Exchange Commission or pursuant to state securities or “blue sky” laws, and the approval by the Bankruptcy Court of the Debtor’s authority to enter into and implement this Agreement; and

d)	Binding Obligation. Subject to the provisions of Sections 1125 and 1126 of the Bankruptcy Code, this Agreement is the legally valid and binding obligation of each of the undersigned, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws, both foreign and domestic, relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

13. Confidentiality. The undersigned acknowledges and agrees that all information regarding the Holdings shall be held by Stroock in strict confidence and shall not be disclosed to all other Holders, the Plan Proponents or any third parties, except: (i) as otherwise may be required by law; or (ii) as otherwise agreed to in writing by the Holder(s) in question.

14. Reservation of Rights. Except as expressly provided in this Agreement, nothing herein is intended to, or does, in any manner waive, limit, impair or restrict the ability of each Holder and the Trustee to protect and preserve its rights, remedies and interests, including without limitation, its claims against the Plan Proponents. Nothing herein shall be deemed an admission of any kind. Nothing contained herein effects a modification of the Holders’ or the Trustee’s rights under the Indenture, the Bonds or other documents and agreements unless and until the Plan Effective Date has occurred. If the transactions contemplated herein are not consummated, or if this Agreement is terminated for any reason, the parties hereto fully reserve any and all of their rights. Pursuant to Federal Rule of Evidence 408, any applicable state rules of evidence and any other applicable law, foreign or domestic, this Agreement and all negotiations relating thereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce its terms.

15. Good Faith Negotiations of Plan Documents; Further Assurances. The Plan Proponents and each of the Holders hereby further covenant and agree to negotiate the definitive documents relating to the Plan Proposal, including, without limitation, the Plan Documents, in good faith. Furthermore, each of the Parties shall take such further action as may be reasonably necessary to carry out the purposes and intent of this Agreement (provided that no Holder shall be required to incur any expense, liability or other monetary obligation), and shall refrain from taking any action which would frustrate the purposes and intent of this Agreement.

16. Amendments and Waivers. Once effective, this Agreement may not be modified, amended or supplemented, and none of the Holder Termination Events may be waived, except in writing signed by Holders holding at least 75% of the aggregate principal amount of Bonds held by the Requisite Holders; provided, however, it shall require the waiver, in writing, of all parties hereto to extend any of the dates set forth in Paragraphs 9 and 10 hereto by more than fifteen (15) business days from the dates set forth in such Paragraph; and further provided, however, that any modification of, or amendment or supplement to this Paragraph 16 or any material term or provision of the Settlement Term Sheet or the Plan Proposal shall require the written consent of all of the parties.

17. Successors and Assigns. This Agreement is intended to bind and inure to the benefit of the parties and their respective successors, assigns, heirs, executors, administrators and representatives; provided, however, that nothing contained in this Paragraph shall be deemed to permit sales, assignments or transfers other than in accordance with Paragraph 6.

18. No Third Party Beneficiaries. Unless expressly stated herein, this Agreement shall be solely for the benefit of the parties hereto and no other person or entity.

19. Specific Performance. It is understood and agreed by each of the parties hereto that money damages would not be a sufficient remedy for any breach of this Agreement by any party and each non-breaching party shall be entitled to specific performance and injunctive or other equitable relief as a remedy of any such breach, provided, however, that each Party agrees to waive any requirement for the securing or posting of a bond in connection with such a remedy.

20. Prevailing Party. If any Party brings an action against any other Party based upon a breach by such other Party of its obligations hereunder, the prevailing Party shall be entitled to all reasonable expenses incurred, including reasonable attorneys’, accountants’ and financial advisors’ fees in connection with such action.

21. Notices. All written notices given hereunder or contemplated hereby may be given by email: (i) if addressed to the undersigned, to the email address on the signature page of this Agreement; (ii) if addressed to Stroock, by email to all of: lkruger@stroock.com, kpasquale@stroock.com, and blawrence@stroock.com; and (iii) if addressed to the Plan Proponents, by email to all of: jconlan@sidley.com, jsteen@sidley.com, dtwomey@sidley.com, npernick@saul.com, and jshulman@saul.com; (iv) if addressed to the ACC, by email to all of: pvnl@capdale.com and ei@capdale.com; and (v) if addressed to the Future Claimants’ Representative, by email to akress@kayescholer.com.

22. Survival. Notwithstanding the termination of the Holders’ obligations hereunder in accordance with Paragraph 9 hereto, the Company’s obligations and agreements set forth in Paragraph 23 (with respect to disclosure of certain information) hereof shall survive such termination and shall continue in full force and effect for the benefit of the Holders in accordance with the terms hereof.

23. Disclosure of Individual Holdings. Subject to Paragraph 4 hereof, unless required by applicable law or regulation, the Debtor shall not disclose the amount of Bonds held by a Holder without the prior written consent of such Holder. The Plan Proponents agree not to disclose the terms of this Agreement prior to the public disclosure thereof by the Debtor. The foregoing shall not prohibit the Debtor or the other Plan Proponents from disclosing the approximate aggregate holdings of Bonds by the Holders or the Bondholders as a group.

24. Representation by Counsel. Each party hereto acknowledges that it has been represented by counsel (or had the opportunity to and waived its right to do so) in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would provide any party hereto with a defense to the enforcement of the terms of this Agreement against such party based upon lack of legal counsel shall have no application and is expressly waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intent of the parties hereto. None of the parties hereto shall have any term or provision construed against such party solely by reason of such party having drafted the same.

25. Consideration. It is hereby acknowledged by the parties that no consideration shall be due or paid to any of the parties hereunder for its agreement to participate in the Plan Proposal, in accordance with the terms and conditions of this Agreement other than the obligations imposed upon the Company pursuant to the terms of this Agreement, including, without limitation, the obligation to use best efforts to obtain approval of the Plan Proposal and to take all steps necessary and desirable to obtain any and all requisite regulatory and/or third party approvals for the Plan Proposal in accordance with the terms and conditions of this Agreement.

26. Severability. If any provision of this Agreement is held to be invalid or unenforceable in whole or in part, such invalidity or unenforceability shall attach only to such provision or part thereof and the remaining part of such provision hereof shall continue in full force and effect.

27. Jurisdiction. Any disputes that may arise under this Agreement shall be determined by the Bankruptcy Court.

28. Miscellaneous. (a) the undersigned understands and agrees that each of the Holders party hereto will rely upon the undersigned’s representations and covenants set forth in this Agreement; (b) the captions used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement; (c) this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York and, to the extent relevant, federal bankruptcy law, regardless of the laws that might otherwise govern under applicable common law principles or conflicts of law rules; (d) this Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument; and (e) this Agreement may be executed and delivered by facsimile or original signature and an executed facsimile copy shall be treated as an original.

[Signature Page Following on Next Page]

OWENS CORNING

By:
Name:
Title:

ASBESTOS CLAIMANTS COMMITTEE

By:
Name:
Title:

FUTURE CLAIMANTS’ REPRESENTATIVE

By:
Name:
Title:

[HOLDER]

By:
Name:
Title:

Total principal amount of Bonds as of the date hereof:

$

Email Address for notice: